EXHIBIT 99.2

NEWS RELEASE for July 22, 2004 at 7:30 AM EDT

Investors: Matt Clawson Allen & Caron, Inc. 949-474-4300	ChromaVision Medical Systems, Inc.: Stephen T. D. Dixon Executive Vice President & CFO (949) 443-3355

CHROMAVISION REPORTS 2004 SECOND QUARTER, SIX MONTH RESULTS

Company Establishes New $4.5 Million Credit Facility;
Solid Progress in Corporate Transformation Strategy

     SAN JUAN CAPISTRANO, Calif. (July 22, 2004) – ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS® digital microscope system, today reported that significant progress was made in the second quarter ended June 30, 2004 on the development of its new strategic initiatives, including the recording of revenues for the first time in the laboratory services business unit and a growing number of new system sales to research organizations.

     Total revenue rebounded in the 2004 second quarter to $2.4 million, a 24 percent increase from $1.9 million in the first quarter ended March 31, 2004, and down 16 percent from the prior year’s second quarter revenue of $2.9 million.

     For the second quarter, ACIS fee-per-use revenue was $1.4 million compared to $2.6 million recorded in the 2003 corresponding period. As previously announced, this decline has been due to the adverse impact of lower reimbursement rates for certain core breast cancer tests. Revenue from the sale of systems in the 2004 second quarter was $800,000 compared to $200,000 in the second quarter of 2003 and revenue this past quarter from new laboratory and bioanalytical services was $200,000.

     Michael F. Cola, Chairman and Interim CEO, said, “In the second quarter, we made important progress in executing the transformation of the Company into an enterprise that serves several diverse customer groups. In the period we bolstered the top line of the business with new revenue streams and recorded record sales of ACIS systems to research accounts. We are especially encouraged with the conversion of seventy-five percent of our Access remote pathology customers to ChromaVision’s laboratory services operation and view this to be a strong platform for the growth of our broader oncology services in the quarters ahead.”

     The net loss for the 2004 second quarter was $5.1 million or $0.10 loss per share, an increase from the $2.1 million or $0.06 loss per share in the 2003 second quarter. The increased loss was due to lower revenue and related margins and $2 million of higher costs related to the expansion of the Company’s laboratory services, an increase in legal fees, and an increase in non-cash compensation costs. The cash balance at June 30, 2004 was $20 million.

     Revenues for the second quarter of 2004 were the result of 245 systems billing at the end of the quarter, comprised of 149 full ACIS systems and 96 remote workstations. This is an increase of 5 systems over the 240 systems billing at the end of this year’s first quarter. Revenue per unit per month in the second quarter was $3,200 and $360 for ACIS and remote workstations, respectively. The new revenue from laboratory services reflects the successful conversion of approximately 75 percent of the Company’s Access remote pathology customers to ChromaVision’s Access laboratory service at the end of the second quarter.

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CHROMAVISION REPORTS 2004 SECOND QUARTER, SIX MONTH RESULTS
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     Revenue for the six months ended June 30, 2004 was $4.3 million compared to $5.7 million for the same period in 2003. Net loss attributable to common stock for the six months ended June 30, 2004 was $8.5 million, or $0.18 per share, compared to a net loss of $4.3 million, or $0.12 per share, for the six months of 2003.

New Equipment Financing Line

     The company also announced today that it has recently entered into a new agreement for an equipment financing line from the Life Science and Technology Finance group of the Commercial Equipment Financing Division of General Electric Capital Corporation (NYSE: GE). The equipment financing line, which complements a similar program between the Company and GE entered into a year ago, provides for an additional $4.5 million in immediate financing resources in support of the Company’s on-going build out of its clinical laboratory and bioanalytical services.

     Conference Call & Webcast

     The company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations. Interested participants may access the live webcast through the company’s website (www.chromavision.com). Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About ChromaVision Medical Systems, Inc.

     ChromaVision Medical Systems, Inc., develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced a-sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

     ChromaVision and ACIS are registered trademarks of ChromaVision. For more information, visit www.chromavision.com.

     ChromaVision is a majority owned subsidiary of Safeguard Scientifics (NYSE: SFE). Safeguard Scientifics, Inc. is an operating company creating long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions. For more information, visit www.safeguard.com.

Certain statements contained herein regarding ChromaVision Medical Systems, Inc. involve risks and uncertainty and are forward-looking in nature, including statements concerning conversion of Access customers and future growth prospects. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to successfully implement its plans to begin offering cancer diagnostic laboratory services, biopharma services and in-sourcing of the Company’s Access remote pathology program, the performance and acceptance of the Company’s system and service offerings in the marketplace, the Company’s ability to expand and maintain a successful sales and marketing organization, changes in rates of third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the outcome of currently pending and any future litigation that involves the Company, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging, dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above. For forward-looking statements contained herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

-Tables to Follow-

CHROMAVISION REPORTS 2004 SECOND QUARTER, SIX MONTH RESULTS
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ChromaVision Medical Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Per Click and Other	$1,627	$2,634	$3,187	$5,303
System Sales	764	219	1,135	403

Total Revenue	2,391	2,853	4,322	5,706
Cost of revenue	1,131	858	2,057	1,717

Gross profit	$1,260	$1,995	$2,265	$3,989
Gross profit %	52.7%	69.9%	52.4%	69.9%
Expenses:
Selling, general and administrative	3,985	2,805	6,833	5,865
Laboratory Services	1,095	—	1,509	—
Research and development	1,300	1,330	2,329	2,465

Total operating expenses	$6,380	$4,135	$10,671	$8,330
Other (income)/expense	17	3	77	(5)
Net loss attributable to common stock	$(5,137)	$(2,143)	$(8,483)	$(4,336)

Net loss per common share:
Basic	$(0.10)	$(0.06)	$(0.18)	$(0.12)

Weighted average number of common shares outstanding	49,604,370	37,537,071	48,121,767	36,823,057

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CHROMAVISION REPORTS 2004 SECOND QUARTER, SIX MONTH RESULTS
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ChromaVision Medical Systems, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec 31,
	2004	2003
Cash and cash equivalents	$19,899	$1,699
PP&E, net	5,017	5,086
Accounts receivable, net	2,401	2,496
All other assets, net	1,631	1,770

Total Assets	$28,948	$11,051

Total Liabilities	$6,387	$5,032
Stockholders’ Equity	22,561	6,019

Total Liabilities and Stockholders’ Equity	$28,948	$11,051

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